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                                                                    Exhibit 99.2

                                    EXHIBIT B


                 OGDEN CORPORATION DECLARES 4TH QUARTER DIVIDEND
                     ON SERIES A CONVERTIBLE PREFERRED STOCK

NEW YORK, NEW YORK, NOVEMBER 3, 1999 - Ogden Corporation (NYSE: OG) today announced that it has declared a cash dividend of 83.76 cents per share on its Series A convertible Preferred stock, payable December 29, 1999, to holders of record of such preferred stock as of the close of business on December 14, 1999. There are approximately 39,000 such shares outstanding and the total aggregate dividend to be paid will be approximately $33,000.

Ogden Corporation currently has three business areas - Energy, Entertainment and Aviation. The Energy group develops, owns and operates independent power facilities and provides related infrastructure services. The Entertainment group has interests in themed and location-based attractions; food and beverage concessions; venue management; large format films and theatres; concert promotions, artist management and recordings. The Aviation group provides ground and cargo handling; passenger services; fueling; and airport infrastructure development and management.

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